[Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]
July 21, 2016
TiVo Inc.
2160 Gold St.
San Jose, California
95002

RE: TiVo Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to TiVo Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof by the Company, related to the registration by the Company of an aggregate of 2,000,000 shares (the “Plan Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), authorized for issuance pursuant to the TiVo Inc. 1999 Employee Stock Purchase Plan, as amended and restated on May 4, 2016 (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).
In rendering the opinions stated herein, we have examined and relied upon the following:
(a)The Registration Statement in the form to be filed on the date hereof;
(b)A certificate, dated the date hereof, by Matthew P. Zinn, Senior Vice President, General Counsel and Corporate Secretary of the Company (the “Secretary’s Certificate”);
(c)The Amended and Restated Certificate of Incorporation of TiVo Inc., certified by the Secretary of State of the State of Delaware, and certified pursuant to the Secretary’s Certificate;
(d)The First Amendment to the Third Amended and Restated Bylaws of TiVo Inc., and the Third Amended and Restated Bylaws of TiVo Inc., each as certified pursuant to the Secretary’s Certificate;
(e)The Plan; and
(f)Certain resolutions of the Board of Directors of the Company, adopted on May 4, 2016 and on July 18, 2016, and Stockholders of the Company, adopted on July 11, 2016, related to the approval of the Plan, the filing of the Registration Statement and certain related matters, in each case, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.
In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement rendering the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire common stock or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Plan Shares.
We do not express any opinion with respect to the laws of any jurisdiction other than General Corporation Law of the State of Delaware (the “DGCL”) (including, to the extent applicable, the Delaware constitution and judicial decisions).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP